Exhibit 10.1

August 28, 2025

By email

Gillian Munson

c/o Vimeo, Inc.

330 West 34th Street, 5th Floor

New York, New York 10001

Re: Separation Agreement Dated June 16, 2025 (as amended August 4, 2025)

Dear Gillian,

This letter agreement (this “Amendment”) serves to further amend the terms and conditions of the separation agreement between you and Vimeo.com, Inc. and its affiliates (“Vimeo,” “Company” or “we”) dated as of June 16, 2025, as amended on August 4, 2025 (the “Agreement”). All capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Agreement.

1.	Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows, and, for the avoidance of doubt, this amendment and restatement shall not constitute an Extended Transition Period or Extended Separation Date pursuant to Section 1(e):

Commencing on September 1, 2025 (“Transition Period Start Date”) until your separation from employment on September 30, 2025 (the “Separation Date”), you will continue in your role as Chief Financial Officer (“Transition Period”).

2.	For the September 1, 2025 through September 30, 2025 Transition Period, your base salary shall be $100,000 per month. The reference to your “base salary” in Section 1(b) of the Agreement shall refer to the amount set forth in this Section 2 with respect to the period from September 1, 2025 through September 30, 2025. For the avoidance of doubt, the $475,000 set forth in Section 2(c)(ii) of the Agreement shall not be modified by reason of the change in your regular base salary set forth herein.

3.	Your unvested RSUs and other equity awards that are unvested as of the original Separation Date of August 31, 2025 shall be canceled and forfeited.

4.	Except as so amended, the Agreement is in all other respects hereby confirmed and remains unchanged.

AGREED AND ACCEPTED:

EMPLOYEE:

/s/ Gillian Munson
Gillian Munson

VIMEO.COM, INC.

By:	/s/ Jessica Tracy
Name: Jessica Tracy
Title: General Counsel & Secretary